ODYSSEY SEMI

Odyssey Semiconductor, Inc.
950 Danby Rd., Ste 125
Ithaca, NY 14850

Dear Mr. Schremer, PhD: July 1, 2019

We are pleased to offer you the full-time position as Vice President of Research and Development at Odyssey Semiconductor, Inc., with a start date of July 1, 2019. We believe your skills and experience are an excellent match for our company.

The annual starting salary for this position is $100,000 to be paid on the 1st and 15th of each month via check or direct deposit, beginning July 15, 2019. In addition to this starting salary, we are offering you 100,000 company shares.

Your employment with Odyssey will be on an at-will basis, which means you and the company are free to terminate the employment relationship at any time for any reason. This letter is not a contract or guarantee of employment for a definite amount of time.

As an employee of Odyssey, you are also eligible for our benefits program, which includes medical, dental, vision insurance, and paid vacation. All benefits will be described in more detail in the orientation package.

Please confirm your acceptance of this offer by signing and returning this letter by July 8, 2019.

We are excited to have you join our team! If you have any questions, please feel free to reach out at any time.

Sincerely,

[signature]

Christina Lindstrom
Human Resources Director
Christina.Lindstrom@Odysseysemi.com

Signature: [signature] Date: 7-8-19

Printed Name: ALFRED SCHREMER